Exhibit 10.1

BUSINESS LOAN AGREEMENT

THIS BUSINESS LOAN AGREEMENT (this “Agreement”) is made as of the 12th day of November, 2020, by and among U.S. Well Services, Inc., a corporation organized and in good standing under the laws of the state of Delaware, U.S. Well Services, LLC, a limited liability company organized and in good standing under the laws of the state of Delaware (“Opco”), and USWS Holdings LLC, a limited liability company organized and in good standing under the laws of the state of Delaware (Collectively “Borrower” and each individually a “Borrower”) and Greater Nevada Credit Union (“Lender”).

In consideration of loans, credits and other financial accommodations made or to be made or continued to the Borrower by the Lender of any kind and nature whatsoever, including, without limitation, such indebtedness, liabilities and obligations of the Borrower to the Lender which are direct, indirect, contingent, primary, secondary, alone, several, joint, solidary, due, to become due, future advances, now existing, hereafter credited, principal, interest, expense payments, liquidation costs, and attorney’s fees and expenses (collectively, the “Obligations”) pursuant to the terms, conditions and provisions of a note, security agreement, guaranty agreement, loan agreement, hypothecation agreement, indemnity agreement, letter of credit application, assignment, or any other document previously, simultaneously or hereafter executed and delivered by the Borrower (collectively “Obligors”) or any other person, singularly, jointly, or in solidarity with another person or persons, evidencing, securing, guaranteeing or in connection with any of the Obligations (collectively, the “Loan Documents”) the Borrower agree (in solidarity if more than one) with the Lender as follows:

1.        THE LOAN.

1.01    Purpose. Subject to the terms and conditions of this Agreement, and of the notes, mortgages, guaranties, security agreements and other documents executed in contemplation hereof, the purpose of this transaction is to provide for working capital.

1.02    Commitment to Lend. Subject to and upon the terms and conditions contained in this Agreement, and relying on the representations and warranties contained in this Agreement, on the closing date, the Lender agrees to make a loan to the Borrower in the aggregate principal amount of $25,000,000.00 (the “Loan”) evidenced by eleven (11) promissory notes as set forth in Section 1.05 below (the “Notes”).

1.03    Application of Payments. At the Lender’s sole option, any and all payments received by the Lender from any Borrower, or from any third party or from the liquidation of any collateral on behalf of any Borrower, will be applied first to any accrued unpaid interest; then to principal; then to any late charges; and then to any unpaid collection costs.

1.04    Collateral. The loan shall be secured by the following:

a) Commercial Security Agreement(s) granting first lien in the following machinery and equipment of Opco:

1. Power Trailer Unit E5075, VIN 1S9B02041FH640355 ;

2. Control Trailer, Unit E5076, VIN 13N248201F1568734;

3. Jeep for Power Trailer, Unit E5077, VIN 5DDKJ3730K1009699;

4. HP PUMP 2500 HP/9 SPEED, Unit F3234, VIN 1UNSF4631JB133791;

5. HP PUMP 2500 HP/9 SPEED, Unit F3235, VIN 1UNSF4633JB133792;

6. HP PUMP 2500 HP/9 SPEED, Unit F3236, VIN 1UNSF4630KB133668;

7. HP PUMP 2500 HP/9 SPEED, Unit F3237, VIN 1UNSF4632KB133669;

8. HP PUMP 2500 HP/9 SPEED, Unit F3238, VIN 1UNSF4633KB133762;

9. HP PUMP 2500 HP/9 SPEED, Unit F3239, VIN 1UNSF4630KB133671;

10. HP PUMP 2500 HP/9 SPEED, Unit F3240, VIN 1UNSF4631KB133761;

11. HP PUMP 2500 HP/9 SPEED, Unit F3241, VIN 1UNSF4639KB133670;

12. HP PUMP 2500 HP/9 SPEED, Unit F3242, VIN 1UNSF4637KB133666; and

13. HP PUMP 2500 HP/9 SPEED, Unit F3243, VIN 1UNSF4639KB133667;

Together with all accessories, additions, parts, tools attachments accessions now or hereafter affixed thereto or used in connection therewith, and all replacements thereof and substitutions therefor, together with all proceeds of any kind arising from collection, sale, lease exchange, assignment, licensing or other disposition and also including all claims of Borrower against any third parties for loss of, damage to, or destruction of, or for proceeds payable under, or unearned premiums with respect to policies of insurance on any or all of the Collateral and including proceeds of such proceeds, now existing or hereafter arising.

1.05    Promissory Notes: Draws of Loan Proceeds: (a) The Loan will be evidenced by eleven (11) separate Promissory Notes from Borrower to Lender and its assigns; ten (10) of which will be in the principal amount of $2,250,000.00 each, for an aggregate principal amount of $22,500,000.00, and each of these Notes will be entitled to the benefit of a USDA Guarantee (the “USDA Guaranteed Notes”). One additional Promissory Note in the principal amount of $2,500,000.00 will be delivered by Borrower to Lender, which will not be guaranteed by the USDA (the “Non-USDA Guaranteed Note”). All Notes (the USDA Guaranteed Notes and the Non-Guaranteed Note) are secured by the Collateral on a pro-rata basis and will have identical terms other than principal amount and reference to the USDA Guarantees.

(b) Borrower may make one or more draws on the Loan as follows:

(i)	Draws will be permitted on a monthly basis;
(ii)	The minimum amount of each draw is $20,000;
(iii)

Borrower will be required to provide such supporting or “back-up” documentation as may be requested by Lender to support each draw request, and each draw will be contingent upon the delivery of such materials to Lender’s satisfaction;

(iv)	The proceeds of each draw will be deposited into Opco’s account No. XXXXXXXX with Lender;
(v)	Each draw must be on the form provided by Lender;
(vi)	Interest will accrue on the funds drawn commencing on the date each draw is funded;
(vii)	Payments will be due as provided in the Notes;
(viii)

The funding of each draw may be subject to confirmation by Lender that Borrower is in full compliance with all of the terms and conditions on this Agreement, that no Event of Default has occurred under any of the Loan Documents, that no default or event of default has occurred on any other obligation of Borrower to Lender and that the USDA Guarantees remain in full force and effect and that no event has occurred which might negatively impact the enforceability of the USDA Guarantees; and

(ix)	Lender will allocate the funds drawn against each Note 10% against the Non-USDA Guaranteed Note and 90% against the USDA Guaranteed Notes.

2.        REPRESENTATIONS AND WARRANTIES. The Borrower hereby makes the following representations and warranties to the Lender, each of which shall be deemed repeated and confirmed as of the date any of the Obligations are created.

2.01    Good Standing. US Well Services, Inc. is a corporation duly organized and existing, in good standing, under the laws of the State of Delaware; U.S. Well Services, LLC is a limited liability company duly organized and existing, in good standing, under the laws of the State of Delaware and authorized to do business in the State of Texas; and USWS Holdings LLC is a limited liability company duly organized and existing, in good standing, under the laws of the State of Delaware, and each has the power to own its property and to carry on its business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary. Borrower taxpayer identification numbers are as follows:

Borrower:

U.S. Well Services, Inc.	81-1847117

U.S. Well Services, LLC	90-0794304

USWS Holdings LLC	90-0794304

2.02    Authority. The Borrower (and each of them if more than one) has full power and authority to enter into this Agreement, to incur the Obligations, to execute and deliver the Loan Documents to which it is a party and to perform and comply with the terms, conditions and agreements set forth herein and therein, all of which have been duly authorized by all proper and necessary action of the Borrower.

2.03     Binding Agreement. This Agreement constitutes, and each of the other Loan Documents constitute or will constitute when issued and delivered, the valid and legally binding obligations of the Borrower in accordance with their respective terms.

2.04    Litigation. There are no proceedings pending or, so far as any person signing below as or on behalf of the Borrower knows, threatened before any court or administrative agency, which will materially adversely affect the financial condition or operations of the Borrower.

2.05    No conflicting Agreements. There are no provisions of the Borrower’s articles of incorporation or organization, charter, bylaws, operating agreement or partnership agreement and no provisions of any existing mortgage, chattel mortgage, indenture, contract or agreement binding on the Borrower or affecting its property, which would conflict with or in any way prevent the execution, delivery, or carrying out of the terms of this Agreement or any of the Loan Documents.

2.06    Financial Condition. The Borrower’s financial statements dated June 30, 2020, were prepared in accordance with generally accepted accounting principles consistently applied and fairly and accurately present the condition of the Borrower as of their date and the results of its operations for the period then ended. There has been no Material Adverse Change in the condition of the Borrower or the results of its operations since the date of such financial statements.

2.07    Information. All information contained in any financial statement, application, schedule, report or any other document given by the Borrower or by any other person in connection with the Obligations or with any of the Loan Documents is in all respects true and accurate and the Borrower or such other person has not omitted any material fact or any fact necessary to make such information not misleading.

2.08    Assets. Borrower has good and merchantable title to all its assets and Properties and there are no mortgages, chattel mortgages, privileges, liens, security interest, collateral interest, or other encumbrances outstanding against any of these assets and Properties except those disclosed by the Borrower in writing to the Lender immediately prior to the date of this Agreement or which are publicly disclosed by the Borrower in its filings with the Securities and Exchange Commission (“SEC”).

2.09    Place(s) of Business. The Borrower has disclosed to the Lender in writing immediately prior to the date of this Agreement the address of each Borrower, physical address, mailing address, and places of business.

2.10    Taxes. All taxes, assessments and governmental charges, privileges and liens imposed upon the Borrower and any of its properties, operations and income (collectively, the “Taxes”) have been paid and discharged prior to the date when any interest or penalty would accrue for the nonpayment thereof, except for those Taxes disclosed to the Lender in writing immediately prior to the date of this Agreement.

2.11    Employee Benefit Plans. In the event Borrower adopts any employee benefit plan, with respect to each employee benefit plan as to which the Borrower may have any liability, such plan(s) complies in all material respects with all applicable requirements of law and regulations, and (i) no Reportable Event (as defined in the Employee Retirement Income Security Act of 1974, as amended) has occurred with respect to any such plan, (ii) the Borrower has not withdrawn from any such plan or initiated steps to do so, (iii) no steps have been taken to terminate any such plan, and (iv) no fact or circumstance exists which might constitute grounds for the termination of any such plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any such plan.

2.12    Proceedings. There is no criminal proceeding or investigation pending or, to the knowledge of the Borrower, threatened against the Borrower or its officers.

2.13    Continuing Accuracy. All of the representations and warranties contained in this article or elsewhere in this Agreement shall be true in all material respects through and until the later of the date on which all obligations of the Borrower under this Agreement, the Notes and the Loan Documents and any other documents executed in connection therewith are fully satisfied and, until such occurs, Borrower shall promptly notify the Lender of any event which would render any of said representations and warranties untrue or misleading in any material respect.

3.        AFFIRMATIVE COVENANTS. Until payment in full of all of the Obligations, the Borrower will:

3.01    Performance of Obligations. Repay the indebtedness according to the reading, tenor, and effect of the Notes and this Agreement. The Borrower will do and perform every act required of it by this Agreement, the Notes or in the Loan Documents at the time or times and in the manner specified.

3.02    Financial Statements. Maintain at all times a system of accounting satisfactory to the Lender and will promptly furnish to the Lender as required below, or at such time or times as may be specified by the Lender, such financial statements as may be required by the Lender, including but not limited to:

A.

Annual Audited financial statements of the Obligors (and their consolidated subsidiaries), beginning with the 2020 fiscal year, including income statements, balance sheets, Accounts Receivable and Accounts Payable schedules, with an unqualified opinion from a Certified Public Accountant acceptable to the Lender within 90 days of the end of each calendar year.

B.	Company-prepared debt service schedule, signed and certified as correct by Borrower’s chief financial officer within 90 days of the end of each calendar year.

C.	Complete copies of Borrower’s federal and state income tax returns and evidence of payment of all taxes due or that an extension has been obtained within 45 days of filing said returns.

D.	Such additional financial statements as may be reasonably requested by Lender.

All balance sheets and other financial reports referred to above shall be in such detail as the Lender may reasonably request and shall conform to Generally Accepted Accounting Principles applied on a consistent basis, except only for such changes in accounting principles or practices with which an independent certified public accountant concurs.

3.03    Information. Furnish to the Lender promptly, at such time or times as may be specified by the Lender, such other information concerning the operations, business affairs and financial condition of the Borrower as the Lender may request.

3.04    Certificate of Compliance. Within 45 days of Lender’s request, the Borrower shall furnish to the Lender a certificate signed by the principal financial officer of the Borrower stating that no Default exists, or if a Default exists, the nature, period of existence and status thereof.

3.05    Inspection. Permit representatives of the Lender to inspect and make copies of the books, records and properties of the Borrower relating to the Borrower at any reasonable time, wherever such books, records and properties are maintained or located.

3.06    Management. Promptly advise the Lender of any and all material changes pertaining to the senior management of Borrower.

3.07    [Intentionally Omitted]

3.08    Litigation. Promptly notify the Lender of any litigation instituted or threatened against the Borrower and of the entry of any judgment, lien, privilege, or other encumbrance against the Borrower of any of its assets and property where the claims against the Borrower or its assets and property exceed $10,000,000.00.

3.09    Insurance. Maintain insurance with responsible insurance companies on such of its assets and properties, in such amounts and against such risks as are satisfactory to the Lender, and furnish to the Lender promptly upon request certificates evidencing such insurance; include the Lender as loss payee and mortgagee with respect to such assets and properties in which the Lender has any collateral or security interest. Hazard insurance shall be in an amount at least equal to the outstanding Loan balance or the replacement value of the assets serving as collateral for the Loan (whichever is greater.) Workers’ Compensation insurance must be carried in accordance with state and federal law.

3.10    Existence. Maintain its existence in good standing in each jurisdiction where the Obligors are chartered and in each jurisdiction where such Obligor is required to be qualified to do business.

3.11    Debt Service Coverage Ratio. Maintain at all times a Debt Service Coverage Ratio of not less than 1.25:1, to be monitored annually, beginning in calendar year 2021.

3.12    [Intentionally Omitted]

3.13    Debt to Worth. Maintain at all times a ratio of debt to net worth of not more than 9:1, to be monitored annually based upon yearend financial statements beginning in calendar year 2022.

3.14    [Intentionally Omitted]

3.15    Taxes. Except to the extent that the validity or amount thereof is being contested in good faith and by appropriate proceedings, pay and charge all Taxes prior to the date when any interest or penalty would accrue for the nonpayment thereof.

3.16    Employee Benefit Plans. In the event Borrower adopts any employee benefit plan, maintain each employee benefit plan as to which it may have any liability, in compliance with all applicable requirements of law and regulations.

3.17    Deposit Accounts. Borrower shall maintain a deposit account with the lender adequate to make debit payments on the Loan.

3.18    Other Agreements. Not enter into any agreement containing any provision which would be violated or breached by the performance of the Borrower’s obligations hereunder, under the Loan Documents, or under any instrument or document delivered or to be delivered by the Borrower hereunder or in connection herewith.

3.19    Documents. Execute all instruments and/or documents required by the Lender prior to the funding of future loans and/or advances, if any.

3.20    Licensing Authorities. The Borrower is to take all necessary steps to remain in good standing with all of its licensing authorities. The Borrower is to notify the lender of any adverse findings made by licensing authorities if these cannot be corrected within 30 days.

3.21     USDA Guaranty Requirements. So long as any of the Obligations covered by any USDA Guarantee remains outstanding, each Obligor shall comply with all requirements, terms and conditions set forth therein and under the USDA Conditional Commitment, and each Obligor hereby acknowledges and agrees that it is has received, read and understands the terms and conditions thereof. In the event of any inconsistency between the terms, conditions and requirements of the USDA Conditional Commitment and this Agreement or any other Loan Document the terms of USDA Conditional Commitment shall control, provided that any provision of any Loan Document which imposes additional obligations upon any Obligor or provides additional rights or remedies to Lender shall be deemed to be supplemental to, and not inconsistent with, the USDA Conditional Commitments and provided, further, that any pre-condition, continuing obligation or requirement applicable to Lender in favor of the USDA under the USDA Conditional Commitments shall be construed to be an obligation and requirement of each Obligor and a condition precedent to Lender’s obligations hereunder, all at Borrower’s sole cost and expense. Additionally, USDA concurrence is required for any servicing action in accordance with regulations and the servicing requirements identified in Form RD 4279-4, “Lender’s Agreement,” will apply once the USDA RD Form 4279-5 Loan Note Guarantee is issued.

3.22     [Intentionally Omitted]

3.23     Compliance with Contracts. During the term of the Agreement, Borrower shall maintain compliance with all material terms and conditions including without limitation, all insurance and environmental requirements, of all contracts and agreements entered into by and between Borrower and any third-party.

4.        NEGATIVE COVENANTS. Until payment in full of all of the Obligations, the Borrower will not, without the prior written consent of the Lender:

4.01    Capital Structure. Merge or consolidate with any other entity or sell the business without prior written concurrence of Lender or make any investment in or acquire any interest in or a substantial portion of the assets of any other person or entity, other than investments in its wholly-owned subsidiaries in the ordinary course of business.

4.02    Dividends, Compensation and Similar Events. Notwithstanding the authorized restoration officer compensation to 2019 levels at the will of the Borrower, cash dividend payments and cash compensation of officers and owners will be limited to an amount that, when taken as a whole, will not adversely affect the repayment ability of the Borrower. No cash dividend payments or increases in cash compensation will be made unless (1) Borrower has a Debt Service Coverage Ratio of at least 1.25:1.0, (2) Borrower is and will remain in compliance with covenants of this Agreement and USDA Conditional Commitment, and (3) all Borrower debts are paid to a current status.

4.03    Loans. On and after the closing date, cause or permit Borrower co-sign or otherwise become liable for any obligations or liabilities of others. Loans or advances to stockholders, owners, officers, or affiliates require the prior written consent of the Lender.

4.04    Negative Pledge. Mortgage, pledge or otherwise encumber or permit any privilege, lien, security interest, collateral interest or other encumbrance including purchase money liens whether under conditional or installment sales arrangements or otherwise, to arise upon any of the Collateral.

4.05    Disposition of Fixed Assets. Borrower will not lease, sell, transfer, or otherwise encumber fixed assets without prior written consent of the Lender, other than as permitted under the terms of Borrower’s debt obligations or financing arrangements existing on the closing date. Disposition or encumbrance of fixed assets serving as collateral for the Obligations must have the concurrence of Lender and USDA.

4.06    Capital Expenditures. Borrower will not make, without prior written consent of the Lender, or permit any of its subsidiaries to make Capital Expenditures, other than:

(i)

Growth Capital Expenditures in any fiscal year in an aggregate amount not to exceed $60,000,000; provided, however, in the event Growth Capital Expenditures during any fiscal year are less than the amount permitted for such fiscal year, then the unused amount may be carried over and used in the succeeding years; furthermore, the limitation on the amount of Growth Capital Expenditures which may be made in any fiscal year pursuant to the terms contained in this section shall not apply to Approved Growth Capital Expenditures, Capital Expenditures financed with debt or equity, or Growth Capital Expenditures consented to by the Lender, which can be granted or withheld in the Lender’s sole and absolute discretion;

(ii)	any Capital Expenditures for Investment that are funded with internally generated cash in an aggregate amount not to exceed $7,500,000 in the aggregate in each fiscal year; or

(iii)

any Capital Expenditures, other than those described in clauses (i) and (ii) above, which are Maintenance Capital Expenditures, Approved Growth Capital Expenditures, Capital Expenditures financed with debt or equity, or Growth Capital Expenditures consented to by the Lender, which can be granted or withheld in the Lender’s sole and absolute discretion.

4.07    Officer and Shareholder Loans. Outside investment and loans to stockholders, members, officers and owners or their affiliates require the prior written consent of the Lender. Loans from stockholders, members, owners, officers or their affiliates must be subordinated to the guaranteed Loan or converted to stock. No payments are to be made on these debts unless the Loan is current and in good standing.

4.08    Nature of Business. Permit any material change to be made in the character of Borrower’s business as carried on at the closing date or make investments outside of the day-to-day operation of the business.

5.        DEFAULT. The occurrence of any one or more of the following events shall constitute default under this Agreement:

5.01    Payment Default. The failure of the Borrower to pay any of the Obligations as and when due and payable (whether by maturity, acceleration or otherwise).

5.02    Covenants and Agreements. The failure of the Borrower to perform, observe or comply with any of the covenants of this Agreement and such failure continues unremedied for a period of 30 days.

5.03    Information, Representations and Warranties. If any information previously furnished; or representation or warranty made or given by the Borrower; or information, representations, or warranties hereafter furnished in connection with any of the Obligations shall prove untrue in any material respect.

5.04    Default under Loan Documents. The occurrence of a default under any of the Loan Documents.

5.05    Default on Other Obligations. The occurrence of any event under this Agreement or any other agreement entered into between the Lender and the Borrower such as would permit the acceleration of the maturity of any note, loan or other agreement between the Borrower and any person other than the Lender.

5.06    Readjustment of Indebtedness. Should proceedings for readjustment of indebtedness, reorganization, bankruptcy, composition or extension under any insolvency law be brought against Borrower and such proceeding remains unstayed or undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered.

5.07    Insolvency. An application for the appointment of a receiver for; the making of a general assignment for the benefit of creditors by, or the petition for relief under any bankruptcy or insolvency laws is brought by, the Borrower.

5.08    Divestiture. If any order, judgment or decree is entered in any proceeding against the Borrower decreeing a split-up of the Borrower and requiring the divestiture of all or a substantial part of the assets or stock of the Borrower.

5.09    Attachment. A writ or warrant of executory process, fieri facias, attachment or any similar process shall be issued by any court against all or any material portion of the property of the Borrower, and such writ or warrant is not released or bonded within 30 days after its entry.

5.10    Employee Benefit Plans. In the event Borrower adopts any employee benefit plans, with respect to any employee benefit plan as to which the Borrower may have any liability, there shall exist a deficiency of more than $2,000,000.00 in the plan assets available to satisfy the benefits guaranteed under ERISA with respect to such plan, and steps are undertaken to terminate such plan or such plan is terminated or the Borrower withdraws from or institutes steps to withdraw from such plan or any Reportable Event with respect to such plan shall occur.

5.11    [Intentionally Omitted]

5.12    Dissolution Proceedings. Proceedings for the dissolution or appointment of a liquidator of any Obligor are commenced.

6.      FUNDING AND ADVANCES. The Loan shall be funded in draws pursuant to the promissory notes as described in Section 1.05 above, all as per the settlement statement to be executed at closing.

6.01    Conditions Precedent to first advance:

a. The Borrower shall have executed and delivered (or shall have caused to be executed and delivered) to the Lender all of the Loan Documents (in form and substance satisfactory to the Lender);

b. The Borrower shall have substantially performed all material terms and conditions of the Loan Documents and there shall exist no Default as defined in this Agreement or any of the other Loan Documents or any event, omission or failure of condition which would constitute a Default after notice or lapse of time, or both;

c. The Lender’s security interest in all property described in the Security Agreement, this Agreement or any of the other Loan Documents shall have been duly perfected and shall be in a first lien position;

d. The Borrower shall have delivered to the Lender copies of (1) its articles of organization or incorporation, operating agreement, certificate of organization, good standing certificate from its jurisdiction of organization, and other organizational documents and (2) evidence of the taking of each action of the Borrower or of any other Person necessary to authorize the execution, delivery and performance of the Loan Documents;

e. The Borrower shall have complied with all conditions of the USDA Conditional Commitment and the Commitment Letter;

f. The Borrower shall have provided an opinion letter, or letters, each from an attorney acceptable to Lender, which shall provide, among other things requested by Lender, that: (i) each Obligor is duly organized, validly existing and in good standing under the laws of the state of such Obligor’s charter and with respect to Opco, is authorized to do business in the State of Texas; (ii) each Obligor has the full power and authority to undertake the activities contemplated by the Loan Documents; (iii) all Loan Documents have been duly authorized, executed and delivered by each Obligor; (iv) the Collateral Documents create a lien on or security interest in the Collateral except when otherwise specified in such opinion letter; (v) the Loan Documents and their terms do not violate any laws including, without limitation, any usury laws or similar laws of the jurisdictions where any Obligor or any Collateral is located; (vi) each Loan Document constitutes the valid and legally binding obligation of Borrower and its enforceable in accordance with its terms under the laws of the State of Texas; and (vii) such other matters are Lender and its legal counsel may reasonably request;

g. The Borrower shall have paid to the Lender its origination fee in the amount of $450,000.00 and all other fees and expenses incurred in connection with the transaction contemplated by this Agreement, including, without limitation, the Lender’s loan fees and costs, attorney’s fees, recordation costs, appraisal fees, survey costs, title insurance premiums, packaging fees, the required guarantee fee to the United States Department of Agriculture, Rural Development, and otherwise have maintained the required equity under the USDA Guaranty;

h. The Lender shall have received a guaranty of Ninety Percent (90%) of the Loan from the United States Department of Agriculture (“USDA”) in a form and substance acceptable to the Lender; and

i. The Borrower shall have executed and delivered to Lender, in a form acceptable to Lender, a written settlement statement authorizing disbursement of all fees and costs associated with closing the Loan.

6.02 Conditions Precedent to Subsequent Advances. The obligation of the Lender under this Agreement to make any Advances or draws subsequent to the first Advance is subject to the fulfillment of the following additional conditions:

a. All of the conditions precedent to the first Advance set forth in Section 6.01 of this Agreement shall have been satisfied as of the date any subsequent Advance is requested; and

b. The Borrower shall have delivered to Lender, in a form acceptable to Lender, a written request for each advance, together with a detailed description and sufficient documentation acceptable to Lender of the specific purpose(s) for working capital draws.

7. RIGHTS AND REMEDIES UPON DEFAULT. In the event of a default hereunder, the Lender may, at its option, and after fifteen (15) days notice to the Borrower, declare the unpaid balance of all or any part of the Obligations to be immediately due and payable without presentment, demand, protest, notice of dishonor or other notice of default of any kind, all of which are expressly hereby available to it under any of the Loan Documents and under applicable laws. The Lender is authorized to offset and apply to all or any part of the Obligations, all moneys, credits and other property of any nature whatsoever of the Borrower now or at any time hereafter in the possession of, in transit to or from, under the control or custody of, any balance of any deposit account and any credits with the Lender. Notwithstanding the foregoing and whether or not notice is given to Borrower, upon the occurrence of any event of default, the Lender, in its sole discretion, may prohibit any cash withdrawals on any accounts maintained at the Lender, dishonor any item payable to any officer, director or affiliate of Borrower or to any family member of Borrower, and may notify any account debtors of Borrower of the assignments and security interest in Borrower’s accounts receivable and direct them to make payment to a Post Office Box controlled by the Lender.

8.     REMEDIES CUMULATIVE. Each right, power and remedy of the Lender as provided for in this Agreement or in the Loan Documents now or hereafter existing at law or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Agreement or in the Loan Documents or now or hereafter existing at law or by statute or otherwise, and the exercise or beginning of the exercise by the Lender of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the Agreement shall be in addition to, and not in substitution of, the provisions of the Loan Documents.

9.     WAIVER. No failure or delay by the Lender to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement or of the Loan Documents, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, condition, covenant or agreement or of any such breach, or preclude the Lender from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any of the Obligations, the Lender shall not be deemed to have waived the right either to require prompt payment when due of all other Obligations, or to declare a default for failure to effect such payment of any such other Obligations.

10.    NOTICES. Any notice hereunder to the Borrower or the Lender shall be in writing. If mailed, shall be delivered by certified mail, return receipt required and shall be deemed to have been given upon signing of the mailing receipt, at the addresses shown below or at such other address as any party may, by written notice received by the other parties to this Agreement have designated as its address for such purpose.

Borrower:	U.S. Well Services, Inc.
1360 Post Oak Blvd., Suite 1800
Houston, TX 77056
Attn: Chief Financial Officer

U.S. Well Services, LLC
1360 Post Oak Blvd., Suite 1800
Houston, TX 77056
Attn: Chief Financial Officer

USWS Holdings LLC
1360 Post Oak Blvd., Suite 1800
Houston, TX 77056
Attn: Chief Financial Officer

Lender:	Greater Nevada Credit Union
451 Eagle Station Lane
Carson City, NV 89701

11.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein or made on behalf of Borrower in connection herewith shall survive the execution and delivery of this Agreement.

12.    TIME IS OF THE ESSENCE. Time is of the essence in interpreting and enforcing this Agreement.

13.    PAYMENT OF BANK’S COUNSEL FEES. The Borrower shall reimburse the Lender for its payment of attorney’s fees and related expenses incurred in connection with the negotiation, preparation, review and closing of this Agreement, the Loan Documents, and all matters related thereto.

14.    MISCELLANEOUS. The paragraph headings of this Agreement are for convenience only, and shall not limit or otherwise affect any of the terms hereof. Neither this Agreement nor any term, condition, covenant or agreement hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. Except as may be preempted by Federal law, this Agreement shall be governed by the laws of the State of Texas and shall be binding upon the personal representatives, successors and assigns of the Borrower and shall inure to the benefit of the successors and assigns of the Lender. Unless otherwise provided herein, all accounting terms used herein shall be defined and applied on a consistent basis in accordance with generally accepted accounting principles. As used herein, the singular number shall include the plural, the plural the singular and the use of the masculine, feminine or neuter gender shall include all genders, as the context may require, and the term “person” shall include an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a trust, an unincorporated organization, government or any agency or political subdivision thereof, or any other forms of entity. If any part or provision of this Agreement shall be invalid or unenforceable under applicable law, said part shall be ineffective to the extent of such invalidity only, without affecting the remaining parts of said provision or the remaining provisions.

15.    DEFINITIONS.

15.01    Terms Defined Above. As used in this Agreement, the terms “Agreement”, “Borrower”, “Obligor” and “Lender” shall have the meanings indicated above.

15.02    Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated, unless the context otherwise requires:

“Advances” means a disbursement of Loan funds under this Agreement.

“Applicable Environmental Laws” shall have the meaning provided in Section 2.14.

“Approved AGCE Contract” means a binding contract among Borrower and a counterparty, which (a) prior to the Borrower’s acquisition of the applicable frac fleet, is reasonably expected to generate AGCE EBITDA in an amount not less than (i) $18,000,000 in the aggregate over the duration of such contract and (ii) $1,000,000 in each calendar month during the tenor thereof and (b) contains customary termination provisions that protect the Borrower, in case of cancellation. For purposes of this definition, “AGCE EBITDA” means the amount equal to expected revenues (based on contracted rates set forth in the applicable Approved AGCE Contract) less expected direct costs (based upon average historical costs demonstrated by electric frac fleets operated by the Borrower and its subsidiaries).

“Approved Growth Capital Expenditures” or “AGCE” means any other Growth Capital Expenditures for which the Borrower or any subsidiary has entered into an Approved AGCE Contract.

“Business Day” shall mean a day other than a Saturday, Sunday or legal holiday for commercial banks in Texas.

“Capital Expenditures” means, for any period, the sum of, without duplication, all expenditures made, directly or indirectly, by Borrower or any of its subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a consolidated balance sheet of the Borrower.

“Capital Expenditures for Investment” means, in respect to Borrower, the portions of Capital Expenditures that are not Approved Growth Capital Expenditures or Maintenance Capital Expenditures.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Commitment Letter” shall mean the letter from Lender to Borrower dated July 8, 2020 outlining Lender’s proposed terms and conditions for the Loan.

“Conditional Commitment” means the conditional commitment letter of the United States Department of Agriculture (Form 4279-3) dated September 29, 2020.

“Closing Date” shall mean the date on which the Notes are executed and delivered by the Borrower to the Lender.

“Debt Service” shall mean the amount necessary to make scheduled cash principal and interest payments on all loans in the year proceeding and any payments made on capital leases for the preceding twelve (12) month period.

“Debt Service Coverage Ratio” shall mean EBITDA divided by Debt Service.

“Dividend or Distribution” shall mean (a) any dividend or other distribution of cash, stock, assets or other Property on or in respect of any stock, partnership interest, membership interest or other equity interest in the Borrower, or (b) any redemption, repurchase or other acquisition of any stock, partnership interest, membership interest or other equity interest in the Borrower.

“EBITDA” shall mean earnings before interest, taxes, depreciation, and amortization, plus customary addbacks for non-cash charges and other adjustments to EBITDA made by Borrower consistent with its past practice and allowable in the calculation of adjusted EBITDA under the financial covenants in Borrower’s financing agreements on the closing date.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB Accounting Standards Codification, that are applicable to the circumstances as of the date of determination, consistently applied.

“Growth Capital Expenditures” means Capital Expenditures that are used to finance the acquisition of a new generation frac fleet.

“Liabilities” shall mean all debt or obligations that arise during the course of business operations recorded on right side of balance sheet, including, without limitation, loans, accounts payable, mortgages, deferred revenues and accrued expenses.

“Lien” shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on jurisprudence, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, servitudes, usufructs, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property. For the purposes of this Agreement, the Borrower shall be deemed to be the owner of any property which it has accrued or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

“Loan” shall mean the term loan extended to Borrower pursuant to this Agreement.

“Loan Documents” mean this Agreement, the Note, the Security Agreement, the Guaranty, and any other document evidencing or securing payment of the Obligations, together with any amendments thereto and renewals, consolidations, replacements and refinancings thereof.

“Loan Note Guaranty” means USDA RD Form 4279-5 duly executed providing a 90% guaranty of the Loan from the United States Department of Agriculture.

“Maintenance Capital Expenditures” means, in respect of the Borrower, Capital Expenditures that are made (a) for the maintenance, repair, enhancement, or refurbishment of any of the equipment related to the frac fleets in accordance with applicable law and standard industry practice and (b) in the ordinary course of business and consistent with past practice of the Borrower.

“Material Adverse Change” shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Borrower taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Borrower taken as a whole to duly and punctually pay or perform its Indebtedness, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Lender to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

“Mortgages” has the meaning hereinabove assigned.

“Note” has the meaning hereinabove assigned.

“Obligations” shall mean all obligations, indebtedness and liabilities of Borrower under the Note, any guaranty of the Note, or under any of the Loan Documents, whether now existing or hereafter arising.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

“Plan” shall mean any plan subject to Title IV of ERISA and maintained by the Borrower, or any such plan to which the Borrower is required to contribute on behalf of its employees.

“Properties” shall collectively mean the real and personal property and related rights subject to the Security Agreement; each such property and its related rights, a “Property”.

“Security Agreement” shall mean the security agreement or agreements required under Section 1.04.

16. Acknowledgement. By their signatures below, Borrower acknowledge having read and understood all provisions of this Agreement and Borrower agree to its terms.

DONE AND SIGNED on the 12th day of November, 2020.

BORROWER:

U.S. WELL SERVICES, INC.

By:	/s/ Kyle O’Neill
Kyle O’Neill
Chief Financial Officer

U.S. WELL SERVICES, LLC

By:	/s/ Kyle O’Neill
Kyle O’Neill
Chief Financial Officer

USWS HOLDINGS LLC

By:	/s/ Kyle O’Neill
Kyle O’Neill
Chief Financial Officer

LENDER:
Greater Nevada Credit Union

By:	/s/ Marcus Wertz
Marcus Wertz
VP Lending